THIS NOTE AND THE SECURITIES ISSUABLE ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

MINMAX SPACES

CONVERTIBLE PROMISSORY NOTE

$100,000.00    Issue Date: January 16, 2018

FOR VALUE RECEIVED, the undersigned, MinMax Spaces, a Wyoming corporation, (“Borrower”) promises to pay to Roger B. Greer and Deborah A. Greer, and their successors and assigns (collectively, “Holder”), the principal sum of One Hundred Thousand and no/100 Dollars ($100,000.00), or such other amount actually advanced (or to be advanced) by Holder to Borrower for the purposes of funding operational expenses of Borrower, together with such other amounts set forth herein, in lawful money of the United States of America, pursuant to the following terms and conditions.

The following is a statement of the rights of Holder and the conditions to which this Convertible Promissory Note (“Note”) is subject, and to which Holder, by the acceptance of this Note, agrees:

1Definitions.  Capitalized terms used but not defined herein shall have the meaning given them in the Agreement.  As used in this Note, the following capitalized terms have the following meanings:

(a)“Common Stock” means the common stock of the Borrower.

(b)“Issue Date” means the date of this Note first set forth above.

(c)“Obligations” means all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Borrower to Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Borrower hereunder, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding

(d)“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(e) “Securities Act” means the Securities Act of 1933, as amended.

2.Payment.  The entire principal amount of this Promissory Note together with an additional amount equal to 100% of the principal amount (total of $200,000.00) (“Payoff Amount”) shall be paid on or before August 17, 2018 (the “Maturity Date”). No payments shall be due prior to the Maturity Date.

3.Prepayment. The Borrower may prepay this Note in whole or in part without penalty by paying the Payoff Amount.

4.Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)Failure to Pay.  The Borrower shall fail to pay any payment required under the terms of this Note on the date due and such payment shall not have been made within ten (10) business days of the Borrower’s receipt of written notice from Holder of such failure to pay;

(b)Voluntary Bankruptcy or Insolvency Proceedings. The Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(c)Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement.

(d)Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default described in Section 4(a) and at any time thereafter during the continuance of such Event of Default, Holder may declare all outstanding Obligations payable by the Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.  Upon the occurrence or existence of any Event of Default described in Sections 4(b) and 4(c), immediately and without notice, all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy granted to it by the Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

5Conversion.

(a)Optional Conversion in connection with Financing.  In the event the Borrower consummates, on or prior to the Maturity Date, an equity financing pursuant to which it sells shares of stock (the “Qualified Financing Shares”) with an aggregate sales price of not less than $1,000,000.00, excluding any and all notes which are converted into Qualified Financing Shares (including this Note), with the principal purpose of raising capital (the “Qualified Financing”), then the Holder may elect to have the Payoff Amount (less any amounts previously paid by Borrower) convert into Qualified Financing Shares at a price per share equal to 100% of the price paid for the Qualified Financing Shares in the Qualified Financing on the same other terms as the other Holders that purchase the Qualified Financing Shares in the Qualified Financing.

(i)Upon such conversion of this Note, Holder shall (A) execute and deliver to the Borrower all transaction documents related to the Qualified Financing as requested by the Borrower, including a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including a customary market stand-off agreement in connection with an initial public offering), and having the same terms as those agreements entered into by the other purchasers of the Qualified Financing Shares and (B) surrender the original of this Note, duly endorsed, (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Borrower whereby Holder agrees to indemnify the Borrower from any loss incurred by it in connection with this Note) (“Loss Documents”) to the office of the Borrower for cancellation; provided, however, that upon satisfaction of the conditions set forth in Section 5(a)(i), this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence, and the Person or Persons entitled to receive the Qualified Financing Shares upon such conversion shall be treated for all purposes as the record holder or holders of such shares as of such date.

(b)Optional Conversion at Maturity.  In the event that a Qualified Financing has not occurred prior to the Maturity Date, then at the option of the Holder, the Payoff Amount (less any and all previously received payments made by Borrower) shall become due and payable in cash, such amount may be converted into fully paid and non-assessable shares of the Common Stock of the Borrower at a conversion price equal to the a quotient obtained by dividing $______ by the total number of shares of stock of the Borrower (Common Stock and Preferred Stock on an as-converted basis) then outstanding (assuming full conversion and exercise of all securities convertible into or exercisable for Common Stock, directly or indirectly, but excluding shares issued upon conversion of the Notes).  Before Holder shall be entitled to convert this Note into shares of Common Stock under this Section 5(b), Holder shall (i) give notice to the Borrower of the election to convert the same pursuant to this Section 5(b), and shall state therein the amount of the unpaid principal amount of this Note to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued, (ii) execute and deliver to the Borrower a common stock purchase agreement reasonably acceptable to the Borrower containing customary representations and warranties and transfer restrictions (including a customary market stand-off agreement in connection with an initial public offering) and (iii) surrender the original of this Note, duly endorsed, (or Loss

Documents) at the office of the Borrower for cancellation.  The Borrower shall, as soon as practicable thereafter, issue and deliver to Holder a replacement Note (if any principal amount is not converted) and any other securities and property to which Holder is entitled upon such conversion under the terms of this Note, including a check payable to Holder for any cash amounts payable as described in Section 5(d).  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of this Note or Loss Documents, and the Person or Persons entitled to receive the shares of Common Stock upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c)Certificates.  So long as the Borrower’s shares are certificated, the Borrower shall, as soon as practicable after conversion provided in this Section 5, issue and deliver to Holder a certificate or certificates for the number of shares of capital stock to which Holder shall be entitled upon such conversion (bearing such legends as are required by the applicable purchase agreement and applicable state and federal securities laws in the opinion of counsel to the Borrower).

(d)Fractional Shares; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note.  In lieu of the Borrower issuing any fractional shares to Holder upon the conversion of this Note, the Borrower shall pay to Holder an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence.  Upon conversion of this Note in full and the payment of any amounts specified in this Section 5(d), the Borrower shall be forever released from all its obligations and liabilities under this Note and this Note shall terminate.

6Waiver and Amendment.  Any provision of this Note may be amended, waived or modified only upon the written consent of the Borrower and the Holder. Unless expressly provided otherwise, no waiver of any provision hereof shall constitute a future or ongoing waiver of any provision hereof.

7Assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by Holder without the prior written consent of the Borrower.  Subject to the foregoing, the rights and obligations of the Borrower and Holder shall be binding upon and inure to the benefit of their respective successors and assigns.

8Transfer; Securities Issuable on Conversion.  With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Holder will give written notice to the Borrower prior thereto, describing briefly the manner thereof, together with a written opinion of Holder’s counsel, or other evidence if requested by the Borrower, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion or other evidence, if so requested, the Borrower, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Borrower.  If a determination has been made pursuant to this Section 8 that the opinion of counsel for Holder, or other evidence, is not reasonably satisfactory to the Borrower, the Borrower shall so notify Holder promptly after such determination has been made.  Each Note so transferred and each certificate representing the securities so transferred (if any) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Borrower such legend is not required in order to ensure compliance with the Securities Act.  The Borrower may issue stop transfer instructions to its transfer agent in connection with such restrictions.  Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Borrower.  Prior to presentation of this Note for registration of transfer, the Borrower shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Borrower shall not be affected by notice to the contrary.

9Priority.  In the event of a bankruptcy or liquidation of the Borrower, payment of this Note shall have priority over any payments made to the holders of equitable interests in Borrower.

10Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and be deemed to have been duly given if sent by email to:

(a)The Borrower at Borrower’s Business Advisor – robert@drneedham.com

(b)The Holder at mailto:robert@drneedham.com debitcpa@yahoo.com

11Usury.  In the event any interest is paid on this Note (including the Payoff Amount) which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

12Waivers. The Borrower hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

13Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to the conflicts of law provisions.

(Signature Page Follows)

IN WITNESS WHEREOF, the Borrower has executed this Convertible Promissory Note as of the date first set forth above.

MINMAX SPACES

a Wyoming corporation

By:

Name:

Title:

[Signature Page to Convertible Promissory Note]